UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 24, 2009

Date of Report (date of earliest event reported)

BIOFORM MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33791	39-1979642
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 South Grant Street, Suite 200

San Mateo, California 94402

(Address of principal executive offices)

(650) 286-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(d). On and effective March 24, 2009, Dennis Condon has accepted an offer to rejoin the BioForm Medical, Inc. (the “Company”) Board of Directors (the “Board’). Mr. Condon will fill a newly-created Class III Board seat, expiring at the 2010 annual meeting of stockholders. Mr. Condon is not an independent director and has not been appointed to serve on any Board committees.

Since June 2007, Dennis Condon has been the Company’s President and Chief Business Officer and previously served as a member of its Board from January 2004 to June 2007. From March 2006 to June 2007, he was the Chief Executive Officer and President of Apsara Medical, a medical device company focused on the aesthetics market. From February 2005 to November 2005, Mr. Condon was the President and Chief Executive Officer of Reliant Technologies Inc., a provider of lasers for aesthetic applications. Since November 2002, Mr. Condon has also served as a principal of a privately-held medical aesthetics services practice. From 1998 to July 2002, he was Chief Executive Officer of The Plastic Surgery Company, a healthcare services company. From 1991 to 1998, he was President of Mentor Corporation’s aesthetics division. Mr. Condon holds a B.S. from the University of California, Davis.

There is no arrangement or understanding between Mr. Condon and the Company, pursuant to which he was selected as a director. Because Mr. Condon is an employee of the Company, he will not receive compensation for services as a director under the plans and arrangements that apply to the Company’s non-employee directors, as described in the Company’s Proxy Statement, under “Fiscal 2008 Director Compensation,” as filed with the SEC on October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioForm Medical, Inc.

Date: March 26, 2009	By:	/s/ Steven L. Basta
Steven L. Basta Chief Executive Officer